Exhibit 99.1

December 19, 2006	Contact:	Michael G.Long
Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM AMENDS AND INCREASES A PREVIOUSLY ANNOUNCED ACQUISITION

HOUSTON - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) announced today that it has amended an existing agreement with a private company to acquire certain oil and gas properties in Texas.  (See Edge press release dated November 16, 2006.)  Edge has now agreed to acquire additional interests owned by the seller in those previously disclosed properties in southeast and south Texas.  The additional interests acquired will increase Edge’s net well count from the previously disclosed 72 net wells to 84 net wells, effectively increasing Edge’s average working interest from approximately 50% to 60%.

These additional interests, which were re-assignments by various partners to the seller, consist of additional working interests and over-riding royalty interests in most of the wells and leasehold covered in the original agreement.  Edge’s internal reserve assessment for these assets as of November 1, 2006 was approximately 21 Bcfe.  The relative percentage of proved developed and proved non-developed is the same as previously announced.  These interests have an estimated current net daily production rate of 7.1 MMcfe per day, which is about 86% natural gas.  The effective date of the amended transaction remains January 1, 2007 and the anticipated closing date is still expected to be on or before the end of January 2007.

Edge has committed to pay $65 million for these additional interests, subject to adjustments for the results of operations from the effective date to the closing and other purchase price adjustments.  In line with the previous transaction, approximately $5.0 million of the purchase price is expected to be allocated to Edge’s unevaluated property cost pool resulting in an estimated purchase price for the additional net proved reserves of approximately $2.86 per Mcfe and $8,450 per Mcfe of daily production.

John W. Elias, Edge’s Chairman, President and CEO, reported, “We could not be more pleased to announce this increase to our previously announced acquisition.  The team members from Edge and the seller have worked long and hard to bring this transaction to a close and combined with our planned joint exploration activities, it represents what we feel is a solid win-win transaction for all parties.  The financing commitment and strategy noted in our previous press release covers this planned transaction and we are progressing steadily toward the execution of these acquisitions.  These transactions, the Chapman Ranch transaction announced last week and all of our ongoing activities, represent a positive transforming event for Edge, adding more than 135 Bcfe of acquired reserves, over 40 MMcfe per day of new production and numerous opportunities for still further reserve growth and increases in our production for some time to come.”

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins in the United States.  Edge common stock is listed on the NASDAQ Global Select Market under the symbol “EPEX.”

Statements regarding the consummation of any transaction mentioned, any benefits, effects or terms thereof, future development and exploration opportunities, additional drilling locations, operator status, expected working interest, financing plans, estimated reserves, timing of transaction or financing, and any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, costs and difficulties related to the evaluation and integration of acquired businesses and assets, costs, delays and other difficulties related to the transaction, risks that increased financing  will not be obtained, conditions to financing will not be met or that financial institutions will otherwise not extend credit, results of adjustments and other pre-closing matters, failure to satisfy closing conditions to the transaction,  actions by seller in the transaction, the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, increased costs and delays attributable to oilfield services and equipment, and the ability of the company to meet its business and financial goals and other factors included in Risk Factors and elsewhere in Edge’s most recent 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Additional information regarding the transaction can be found in Edge’s Current Reports on Form 8-K relating to the transaction expected to be filed within four business days following this press release.